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                                                                    Exhibit 21.1

                                 SUBSIDIARIES
                                 ------------

Subsidiary Name                   Stockholder             State of Incorporation
---------------                   -----------             ----------------------

RAXCO Sarl                   AXENT Technologies, Inc.              France

AXENT Technologies Ltd.      AXENT Technologies, Inc.         United Kingdom

Datamedia Corporation        AXENT Technologies, Inc.             Delaware

AXENT Technologies BV        AXENT Technologies, Inc.             Holland

Axquisition, Inc.            AXENT Technologies, Inc.             Delaware